Exhibit 2

THIS AGREEMENT is made on 30 January 2016
BETWEEN
(1)	ARISE ASSET MANAGEMENT PTE LTD, a company incorporated in Singapore with company registration number 200100346C (the "Borrower"); and
(2)	LAU SOK HUY (the "Lender").
IT IS AGREED as follows:
1.	DEFINITIONS AND INTERPRETATION
1.1	Definitions
In this Agreement:
"Authorisation" means an authorisation, consent, approval, resolution, licence, exemption, filing, notarisation or registration;
"Event of Defaults" means each of the events set out in Clause 9.1 (Events of Default);
"Final Unit Price" shall be the market price of one Target Share on the most recent trading day immediately preceding the date of its transfer to the Lender (or designated third party) pursuant to Clauses 5.1 and 52 (Repayment) or 6 (Mandatory Prepayment – Call Option), as applicable;
"Final Price" shall be the aggregate sum of each Final Unit Price multiplied by the relevant number of Target Shares transferred to the Lender (or designated third party) less any transaction costs (including tax) incurred by the Lender;
"Final Repayment Date" means (unless otherwise agreed by the Parties hereof) the date falling  eighteen months after the date of effect of this Agreement pursuant to Clause 1.4;
"Finance Documents" means this Agreement, the Share Charge and any other document designated as a "Finance Document" by the Lender and Borrower.
"Interest Rate" means zero per cent. per annum or such other figure as may be further agreed between the parties;
"Loan" means the loan (in one or more tranches) in the maximum aggregate sum of US$8,000,000 (as from time to time reduced by repayment or prepayment) made or to be made by the Lender hereunder;
"Premium" means an amount in US$ equal to 20% of the difference (if positive) between the Final Price and 8,000,000;
"Security" means a mortgage, charge, pledge, lien or other security interest securing any obligation of any person or any other agreement or arrangement having a similar effect (including a quasi-security interest);

"Share Charge" means the share charge dated 30 January 2016 between the Borrower as chargor and the Lender as chargee in respect of all the Target Shares;
"Target" means Tomi Environmental Solutions, Inc, a corporation incorporated in Florida (United States of America) with CIK number 0000314227; and
"Target Shares" means all the shares of Common Stock in the Target held by the Borrower as at the date of this Agreement and subscribed for by the Borrower under the terms hereof.
"US$" and "United States dollars" denote the lawful currency of the United State of America;
1.2	Construction
1.2.1	Unless a contrary indication appears a reference in this Agreement to:
(a)
the "Borrower", the "Lender" or any other person shall be construed so as to include its successors in title, permitted assigns and permitted transferees to, or of, its rights and/or obligations under the Finance Documents;

(b)	"assets" includes present and future properties, revenues and rights of every description;
(c)	a "Finance Document" or any other agreement or instrument is a reference to that Finance Document or other agreement or instrument as amended, novated, supplemented, extended or restated;
(d)
"guarantee" means any guarantee, letter of credit, bond, indemnity or similar assurance against loss, or any obligation, direct or indirect, actual or contingent, to purchase or assume any indebtedness of any person or to make an investment in or loan to any person or to purchase assets of any person where, in each case, such obligation is assumed in order to maintain or assist the ability of such person to meet its indebtedness;

(e)	"indebtedness" includes any obligation (whether incurred as principal or as surety) for the payment or repayment of money, whether present or future, actual or contingent;
(f)	“Party” means a party to this Agreement;
(g)
a "person" includes any individual, firm, company, corporation, government, state or agency of a state or any association, trust, joint venture, consortium, partnership or other entity (whether or not having separate legal personality);

(h)	a "regulation" includes any regulation, rule, official directive, request or guideline (whether or not having the force of law) of any governmental, intergovernmental or supranational body, agency,

department or of any regulatory, self-regulatory or other authority or organisation; and
(i)	a provision of law is a reference to that provision as amended or re-enacted.
1.2.2	Section, Clause and Schedule headings are for ease of reference only.
1.2.3
Unless a contrary indication appears, a term used in any other Finance Document or in any notice given under or in connection with any Finance Document has the same meaning in that Finance Document or notice as in this Agreement.

1.3	Third party rights
A person who is not a Party has no right under the Contracts (Rights of Third Parties) Act (Chapter 53B) of Singapore to enforce or enjoy the benefit of any term of this Agreement.
1.4	Effectiveness of Agreement
This Agreement shall be valid and have full force and effect as of 16 June 2015.
2.	LOAN
By mutual agreement, the Lender agrees that it shall make the Loan (in one or more tranches) to the Borrower at the time and in the amount as may be agreed between the Parties. Borrower acknowledges that, at the date hereof, Lender has already proceeded with the payment of the Loan to the Borrower equal to US$8,000,000 which has been used for the purpose stated in Clause 3 below.
3.	PURPOSE
The Borrower shall apply the Loan solely towards the subscription of such number of Target Shares and at such unit price(s) as may be requested by the Lender.
4.	INTEREST
No interest shall be paid by the Borrower to the Lender in respect of the Loan or any part of the Loan.
5.	REPAYMENT
5.1
Subject to Clause 6 (Mandatory Prepayment – Call Option) below, the Loan (together with and other amounts due or owing to theLender under this Agreement) shall be repayable by the Borrower on the Final Repayment Date by the Borrower transferring all of the Target Shares to the Lender (or to its designated nominee).

5.2
Subject to Clause 5.3, the Borrower may at any time and in its absolute discretion repay the whole of the Loan to the Lender by transferring all the Target Shares to the Lender (or to its designated nominee) whereupon the Borrower shall thenceforth not have any further obligations or liabilities to the Lender save any such obligation or liability then accrued pursuant to the terms of this Agreement.
5.3	For the avoidance of doubt:
(a)
the Lender (or to its designated nominee) shall not be obliged to have the Target Shares transferred to it unless and until all legal, regulatory or corporate approvals, permits, consents or clearances have been obtained and have not been revoked, cancelled or otherwise rendered invalid; and

(b)
upon the beneficial interests in the Target Shares having been transferred by the Borrower to the Lender (or to its designated nominee), the Loan shall be deemed and considered to have been fully repaid by the Borrower to the Lender and the Borrower shall thenceforth not have any further obligations or liabilities to the Lender whatsoever regardless of the value or worth of the Target Shares at that point in time, save any such obligation or liability then accrued pursuant to the terms of this Agreement.

5.4
Upon full repayment of the Loan pursuant to this Clause 5, the Borrower shall receive from the Lender an amount equal to the Premium. By exception to the foregoing, the Premium shall not be due by the Lender if the Borrower continues to be the manager of Tomi Shares after the full repayment of the Loan.

6.	MANDATORY PREPAYMENT – CALL OPTION
6.1
Subject to Clause 5 (Repayment), the Borrower grants to the Lender an option (the "Option") for a maximum consideration of US$240,000 payable in accordance with Clause 6.6 below (the “Option Price”), to require, at any time by way of written notice to the Borrower, the sale, in one or several times, by the Borrower of the Target Shares to the Lender or any third party designated by the Lender, at a price equal to the sum of (i) the amount of the Loan and (ii) the Premium (subject to the terms below).

6.2
Upon the exercise of the Option by the Lender, the Borrower shall, at the Lender’s costs (including any stamp duty or other tax, fee or expenses payable in respect of the transfer of the Target Shares), immediately do all things necessary for the transfer of the legal and beneficial ownership of the Target Shares to the Lender (or its designated nominee), including assisting the Lender with any required clearing procedures with the Target to comply with any applicable regulations.

6.3
Without prejudice to Clause 6.2, the Lender may, upon the exercise of the Option, at its sole option and to the extent permitted by applicable law, and provided the Borrower agrees to such arrangement, require the Borrower to remain the legal owner of the Target Shares in its capacity as a trustee for the Lender. If so required, the Borrower shall further enter into such trust arrangement with the Lender (in such form as the Lender may reasonably require and upon the payment of such fees to the Borrower as the Parties may agree) to hold the Target Shares on trust for the Lender as beneficial owner of the Target Shares.

6.4	Upon the exercise of the Option and the effective transfer of the beneficial ownership of the Target Shares to the Lender (whether by way of a transfer of the legal ownership of the Target Shares as described in Clause 6.2 or by way of a trust arrangement as described in Clause 6.3), the Lender’s obligation to make payment in respect of its exercise of the Option will be set off against any and all amounts due and payable by the Borrower under the Loan and the Lender shall only be required to pay the Premium to the Borrower, and the Borrower and the Lender shall, upon such set off, be released from any payment obligations towards each other, it being provided that the Premium shall be paid (i) in cash when all Target Shares are transferred or, if the Parties mutually agree (ii) in Target Shares to be retained by the Borrower. By exception to the foregoing, the Premium shall not be due by the Lender if the Borrower continues to manage the Tomi Shares after completion of the Call Option even if such Tomi Shares are held directly or indirectly by the Lender.
6.5
The Borrower irrevocably appoints the Lender by way of security for the performance of its obligations under this Clause 6, its attorney to execute, deliver and/or issue any necessary document, agreement, certificate and instrument required to be executed by it under the provisions of this Clause 6 including any transfer of shares or trust arrangement or other documents which may be necessary to transfer title to the Target Shares required in this Clause 6 provided the Lender has paid any fees, expenses or costs required to be paid by the Lender in respect of the same pursuant to the terms of this Agreement. The Borrower hereby declares that such power of attorney has been given for valuable consideration and shall remain irrevocable for so long as any part of the Loan remains outstanding.

6.6	The Option Price shall be paid by the Lender to the Borrower in accordance with (and subject to) the following:
–	Within 5 trading days from the date of delivery by the Borrower of the certificates of the Target Shares pursuant to the Share Charge, a sum of US$ 80,000;
–	On 30 June 2016, a sum of US$ 80,000 provided that before such date, the Loan has not been repaid pursuant to Clause 5.2 or the Option exercised pursuant to this Clause 6;
–	On the Final Repayment Date, a sum of US$ 80,000, provided that before such date, the Loan has not been fully repaid pursuant to Clause 5.2 or the Option exercised pursuant to this Clause 6.
7.	REPRESENTATIONS AND WARRANTIES
7.1	Representations and warranties by the Borrower
The Borrower makes the representations and warranties set out in this Clause 7.1 to the Lender:
7.1.1	It is a limited liability company, duly incorporated and validly existing under the law of Singapore;
7.1.2	It has the power to own its assets and carry on its business as it is being conducted;

7.1.3	The obligations expressed to be assumed by it in this Agreement are legal, valid, binding and enforceable obligations;
7.1.4	The entry into and performance by it of, and the transactions contemplated by, this Agreement do not and will not conflict with:
(a)	any law or regulation applicable to it;
(b)	its constitutional documents; and
(c)	any agreement or instrument binding upon it or any of its assets or constitute a default or termination event (however described) under any such agreement or instrument;
7.1.5
It has the power to enter into, perform and deliver, and has taken all necessary action to authorise its entry into, performance and delivery of, this Agreement and the transactions contemplated by this Agreement;

7.1.6	No limit on its powers will be exceeded as a result of the borrowing or giving of indemnities contemplated by this Agreement;
7.1.7	All authorisations required or desirable:
(a)	to enable it lawfully to enter into, exercise its rights and comply with its obligations in this Agreement; and
(b)	to make this Agreement admissible in evidence in Singapore,
have been obtained or effected and are in full force and effect;
7.1.8	No:
(a)	corporate action, legal proceeding or other procedure or step described in Clause 9.1.5; or
(b)	creditors' process described in Clause 9.1.6;
has been taken or threatened in relation to the Borrower and none of the circumstances described in Clause 9.1.4 applies to the Borrower;
7.1.9
Its payment obligations under this Agreement rank at least pari passu with the claims of all unsecured and unsubordinated creditors, except for obligations mandatorily preferred by law applying to companies generally;

7.1.10	The proceeds of the Loan have been and will be applied in accordance with, and solely for the purposes set out under Clause 3 (Purpose);
7.1.11	No Security exists over all or any of the present or future assets of the Borrower;
7.1.12	The Borrower does not have any indebtedness outstanding other than its indebtedness to the Lender under this Agreement and to its shareholders;

7.1.13
No litigation, claim, arbitration, regulatory action or administrative proceeding or investigation is current, pending or threatened against the Borrower or the assets of the Borrower (or against the directors of the Borrower) before any court, arbitral body or agency, and there are no facts or circumstances which could result in any such litigation, claim, arbitration, regulatory action or administrative proceeding or investigation being commenced or threatened against the Borrower or the assets of the Borrower (or against the directors of the Borrower);

7.1.14
Any information provided by the Borrower to the Lender under, in connection with or pursuant to the Finance Documents was true and accurate in all respects as at the date of the relevant report or document containing the information or (as the case may be) as at the date the information is expressed to be given; and

7.1.15	No Event of Default has occurred.
7.2	Repetition
The representations set out in Clause 7.1 and 7.3 (Representations and warranties) (save for Clauses 7.1.8, 7.1.13 and 7.3.5) are deemed to be made by the Borrower and the Lender respectively on each day the Loan (or any part thereof) or any money thereunder or in connection therewith or arising therefrom remains outstanding.
7.3	Representations and warranties by the Lender
The Lender makes the representations and warranties set out in this Clause 7.3 to the Borrower:
7.3.1	she has the financial capacity to acquire the Target Shares;
7.3.2	the obligations expressed to be assumed by her in this Agreement are legal, valid, binding and enforceable obligations;
7.3.3	the entry into and performance by her of, and the transactions contemplated by, this Agreement do not and will not conflict with:
(a)	any law or regulation applicable to her; and
(b)	any agreement or instrument binding upon her or any of her assets or constitute a default or termination event (however described) under any such agreement or instrument;
7.3.4	she has the power to enter into, perform and deliver this Agreement and the transactions contemplated by this Agreement;
7.3.5
no litigation, claim, arbitration, regulatory action or administrative proceeding or investigation is current, pending or threatened against the Lender or the assets of the Lender before any court, arbitral body or agency, and there are no facts or circumstances which could result in any such litigation, claim, arbitration, regulatory action or administrative proceeding or investigation being commenced or threatened against the Lender or the assets of the Lender;

7.3.6
any information provided by the Lender to the Borrower under, in connection with or pursuant to the Finance Documents was true and accurate in all respects as at the date of the relevant report or document containing the information or (as the case may be) as at the date the information is expressed to be given; and

7.3.7
the Lender has made her own decision in terms of investing in or acquisition of the Target Shares, has done her own due diligence or investigation in respect of the Target and the Target Shares and has not relied upon any opinion, advice or recommendation of the Borrower in connection with the Target or the Target Shares.

8.	UNDERTAKINGS
8.1	Undertakings
The following undertakings in this Clause 8.1 remain in force from the date of this Agreement for so long as the Loan (or any part thereof) or any money thereunder or in connection therewith or arising therefrom remains outstanding:
8.1.1	The Borrower and the Lender shall promptly obtain, comply with and do all that is necessary to maintain in full force and effect any Authorisation required under any law or regulation to:
(a)	enable it to perform its obligations under this Agreement;
(b)	ensure the legality, validity, enforceability or admissibility in evidence of this Agreement; and
(c)	(in the case of the Borrower) carry on its business;
8.1.2	The Borrower and the Lender shall comply in all respects with all laws and regulations to which it may be subject;
8.1.3	The Borrower and the Lender shall duly and punctually pay and discharge all Taxes imposed upon it or its assets within the time period allowed without incurring penalties;
8.1.4	The Borrower shall not enter into any amalgamation, demerger, merger, consolidation or corporate reconstruction save with the consent of the Lender, such consent not to be unreasonably withheld;
8.1.5
The Borrower shall ensure that at all times any unsecured and unsubordinated claims of the Lender against it under this Agreement rank at least pari passu with the claims of all its other unsecured and unsubordinated creditors except those creditors whose claims are mandatorily preferred by laws of general application to companies;

8.1.6	The Borrower shall not create or permit to subsist any Security over any of the Target Shares or any of its other assets;

8.1.7
Save as otherwise provided herein, the Borrower shall not enter into a single transaction or a series of transactions (whether related or not) and whether voluntary or involuntary to sell, lease, transfer or otherwise dispose of any of the Target Shares (or its interests therein);

The Borrower shall not incur or allow to remain outstanding any guarantee in respect of any obligation of any person;
8.1.8
Save for the indebtedness of the Borrower to the Lender under this Agreement and to its shareholders at the date hereof, the Borrower shall not incur or allow to remain outstanding any indebtedness in excess of US$50,000; and

8.1.9	The Borrower shall not issue any shares or securities to any third party other than the existing shareholders, save with the prior written consent of the Lender.
8.1.10	Save with the prior written consent of the Lender and save for any sum received under Clause 6.6, the Borrower shall not:
(a)
declare, make or pay any dividend, charge, fee or other distribution (or interest on any unpaid dividend, charge, fee or other distribution) (whether in cash or in kind) on or in respect of its share capital (or any class of its share capital);

(b)	repay or distribute any dividend or share premium reserve;
(c)	pay any management, advisory or other fee to or to the order of any of the shareholders of the Borrower; or
(d)	redeem, repurchase, defease, retire or repay any of its share capital or resolve to do so.
8.1.11	The Borrower shall pay to the Lender all dividends received in relation to the Target Shares.
8.2	Further assurance
The Borrower hereby agrees to do such further things and to execute such further documents as may be required or desirable to give full effect to the provisions of this Agreement.
9.	EVENTS OF DEFAULT
9.1	Events of Default
Each of the events or circumstances set out in this Clause 9.1 is an Event of Default:
9.1.1	The Borrower does not pay on the due date any amount payable pursuant to this Agreement;
9.1.2	The Borrower does not comply with any provision of this Agreement (other than that referred to in Clause 9.1.1 above);

9.1.3
Any representation or statement made or deemed to be made by the Borrower in this Agreement or any other document delivered by or on behalf of the Borrower under or in connection with this Agreement is or proves to have been incorrect or misleading when made or deemed to be made;

9.1.4
(a)	The Borrower:
(i)	is unable or admits inability to pay its debts as they fall due;
(ii)	is deemed to or is declared to, be unable to pay its debts under applicable law;
(iii)	suspends or threatens to suspend making payments on any of its debts; or
(iv)	by reason of actual or anticipated financial difficulties, commences negotiations with one or more of its creditors with a view to rescheduling any of its indebtedness;
(b)	Not taking into account the value of the Target Shares, the value of the assets of the Borrower is less than its liabilities (taking into account contingent and prospective liabilities);
(c)	A moratorium is declared in respect of any indebtedness of the Borrower;
9.1.5	Any corporate action, legal proceedings or other procedure or step is taken in relation to:
(a)
the suspension of payments, a moratorium of any indebtedness, winding-up, dissolution, administration, judicial management or reorganisation (by way of voluntary arrangement, scheme of arrangement or otherwise) of the Borrower;

(b)	a composition, compromise, assignment or arrangement with any creditor of the Borrower;
(c)
the appointment of a liquidator, receiver, administrative receiver, administrator, judicial manager, compulsory or interim manager or other similar officer in respect of the Borrower or any of its assets; or

(d)	enforcement of any Security over any assets of the Borrower, or any analogous procedure or step is taken in any jurisdiction;
9.1.6	Any expropriation, attachment, sequestration, distress or execution or any analogous process in any jurisdiction affects any asset or assets of the Borrower;

9.1.7	It is or becomes unlawful for the Borrower to perform any of its obligations under this Agreement;
9.1.8	Any obligation of the Borrower under this Agreement is not or ceases to be legal, valid, binding or enforceable;
9.1.9	This Agreement ceases to be in full force and effect or is alleged by the Borrower to be ineffective;
9.1.10	The Borrower suspends or ceases to carry on (or threatens to suspend or cease to carry on) any part of its business;
9.1.11
The authority or ability of the Borrower to conduct its business is limited or wholly or substantially curtailed by any seizure, expropriation, nationalisation, intervention, restriction or other action by or on behalf of any governmental, regulatory or other authority or other person in relation to the Borrower or any of its assets;

9.1.12	The Borrower is declared to be a company to which Part IX of the Companies Act (Chapter 50) of Singapore applies;
9.1.13	The Borrower rescinds or purports to rescind or repudiates or purports to repudiate this Agreement or evidences an intention to rescind or repudiate this Agreement;
9.1.14
Any litigation, claim, arbitration, regulatory action or administrative proceeding or investigation is commenced or threatened against the Borrower or the assets of the Borrower (or against the directors of the Borrower) before any court, arbitral body or agency; and

9.1.15	Any event or circumstance occurs which the Lender believe has or is reasonably likely to have a material adverse effect on:
(a)	the business, operations, assets, property or financial condition of the Borrower;
(b)	the ability of the Borrower to perform and comply its obligations under this Agreement; or
(c)	the validity or enforceability of the rights or remedies of this Agreement under this Agreement.
9.2	Acceleration
On and at any time after the occurrence of an Event of Default the Lender may, by notice to the Borrower:
9.2.1	cancel the Loan at which time it shall immediately be cancelled;
9.2.2
declare that all or part of the Loan and all other amounts accrued or outstanding under this Agreement be immediately due and payable, at which time they shall become immediately due and payable and for the avoidance of doubt no Option Price which has not yet become due and payable shall be payable and Clause 5.4 shall not apply in this instance; and
9.2.3
exercise the Option in accordance with the provisions of Clause 6 (Mandatory prepayment – Call option) and for the avoidance of doubt no Option Price which has not yet become due and payable and no Premium shall be payable in this instance.

10.	PAYMENTS
Unless required by law and unless the Borrower and the Lender agree otherwise, the Lender shall be liable for all taxes, duties and expenses which may be payable in respect of the making and repayment of the Loan or in respect of the transfer of the Target Shares to the Lender.
11.	TARGET SHARES
11.1	The Borrower shall not be liable or responsible for any losses or damages which the Lender may suffer or incur as a result of or relating to the Target Shares.
11.2
The Borrower undertakes that the Borrower shall not at any time exercise any rights (including voting rights) arising in respect of the Target Shares save with and in accordance with the prior written instruction of the Lender.

11.3	Save as may be provided for in this Agreement, the Borrower shall not owe the Lender any fiduciary duties or responsibilities whatsoever in connection with the Target Shares.
11.4	All distributions (including dividends) to be paid in connection with the Target Shares are for the sole benefit and account of the Lender.
12.	ENTIRE AGREEMENT
This Agreement, and any document delivered pursuant to this Agreement (including any other Finance Document), constitutes the entire agreement between the Borrower and the Lender with respect to the matters herein and supersedes all prior agreements, understandings, negotiations and discussions relating to the subject matter hereof. There are no other covenants, agreements, representations, warranties, conditions, whether direct or collateral, express or implied, that form part of or affect this Agreement except as otherwise provided in this Agreement.
13.	COUNTERPARTS
This Agreement may be executed in any number of counterparts each of which when executed and delivered is an original and all of which together evidence the same agreement.
14.	COSTS AND INDEMNITY
14.1	Each party must bear its own costs arising out of the negotiation, preparation and execution of this Agreement.

14.2
The Lender shall fully indemnify the Borrower and hold the Borrower harmless against any cost, expenses, fees, loss, liability or damages incurred of suffered by it in connection with the subscription of the Target Shares or in connection with the Borrower being a shareholder in the Target, unless such cost, expenses, fees, loss, liability or damages arises from the Borrower's negligence, wilful default, fraud or breach of this Agreement.

14.3
The Lender shall pay and fully indemnify the Borrower and hold the Borrower harmless against any cost, loss or liability that the Borrower incurs in relation to all stamp duty, registration and other similar taxes payable in connection with the subscription of the Target Shares, its being a shareholder in the Target or the transfer of the Target Shares to the Lender.

15.	GOVERNING LAW
This Agreement is governed by and shall be construed in accordance with Singapore law.
The courts of Singapore shall have non-exclusive jurisdiction to settle any dispute arising out of or in connection with this Agreement ("Dispute").The Parties hereto agree that the courts of Singapore are the most appropriate and convenient courts to hear Disputes and accordingly no party hereto will argue to the contrary.
This Agreement has been entered into on the date stated at the beginning of this Agreement.

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SIGNATORIES
SIGNED, SEALED AND DELIVERED BY :
THE BORROWER
ARISE ASSET MANAGEMENT PTE LTD
By:

Lim Boh Soon                                                                                               Chia Li Li
____________________                                                                         ____________________
Director                                                                                                         Director / Company Secretary

SIGNED AND DELIVERED BY :
THE LENDER
LAU SOK HUY

By:

/s/ Lau Sok Huy